As filed with the Securities and Exchange Commission on July 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKER HUGHES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	81-4403168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

575 N. Dairy Ashford Rd., Suite 100 Houston, Texas	77079-1121
(Address of principal executive offices)	(Zip code)

Assumed Awards Under the Chart Industries, Inc. 2024 Omnibus Equity Plan

(Full title of the Plan)

Fernando Contreras

Vice President, Chief Compliance Officer and Corporate Secretary

Baker Hughes Company

575 N. Dairy Ashford Rd., Suite 100

Houston, Texas 77079-1121

(Name and address of agent for service)

+1 713-439-8600

(Telephone number, including area code, of agent for service)

With copies to:

Lillian Tsu

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 16, 2026, Baker Hughes Company, a Delaware corporation (“Baker Hughes” or the “Registrant”), completed its acquisition of Chart Industries, Inc., a Delaware corporation (“Chart”), in accordance with the Agreement and Plan of Merger, dated as of July 28, 2025, by and among Baker Hughes, Tango Merger Sub, Inc., a Delaware corporation and an indirect subsidiary of Baker Hughes (“Merger Sub”), and Chart (the “Merger”), pursuant to which Merger Sub was merged with and into Chart, with Chart surviving the Merger as an indirect subsidiary of Baker Hughes. At the effective time of the Merger (the “Effective Time”), Baker Hughes assumed certain Chart equity awards issued pursuant to the Chart Industries, Inc. 2024 Omnibus Equity Plan (the “Chart Plan” and such awards, the “Assumed Chart Awards”) that were outstanding as of immediately prior to the Effective Time. The Assumed Chart Awards were granted to Chart employees after the date of the Merger Agreement in connection with Chart’s annual long-term incentive award cycle and pursuant to Chart’s CEO Special Stock Plan in the form of time-vesting Chart restricted stock units (“Post-Signing Chart RSUs”).

By virtue of the Merger and without any action on the part of any holder of such Assumed Chart Awards, each outstanding and unvested Post-Signing Chart RSU was converted into and became a right to receive a restricted stock unit award with respect to a number of shares of Class A common stock, par value $0.0001 per share, of Baker Hughes (“Baker Hughes Common Stock”) equal to the product of (i) the number of shares of Chart’s common stock, par value $0.01 per share, subject to such Post-Signing Chart RSU immediately prior to the Effective Time, including any accrued but unpaid dividends or dividend equivalents in respect of such award, and (ii) the Equity Award Exchange Ratio (as defined below), and otherwise subject to the same terms and conditions as were applicable to such Post-Signing Chart RSU immediately prior to the Effective Time. The “Equity Award Exchange Ratio” is the quotient, rounded to four decimal places, of (i) $210.00, divided by (ii) the average of the high and low selling prices of Baker Hughes Common Stock as reported on The Nasdaq Global Select Market on the trading day immediately preceding the closing date of the Merger (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) with respect to up to 315,000 shares of Baker Hughes Common Stock issuable upon the vesting or settlement of the Assumed Chart Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Chart Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed by the Registrant with the Commission, are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 5, 2026 (File No. 001-38143);

(b)

all reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2025 (other than portions of these documents not deemed to be filed); and

(c)

the description of the Common Stock contained in Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 5, 2026 (File No. 001-38143), including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration

Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws contain provisions indemnifying its directors and officers to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant has entered into indemnification agreements with each of its directors and executive officers which, in some cases, may be broader than the specific indemnification provisions contained under Delaware law. These agreements provide that the Registrant will indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy the Registrant chooses to maintain.

In addition, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that no director will be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for: (a) any breach of his or her duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or (d) any transaction from which the director derived an improper personal benefit. This provision does not affect a director’s liability under the federal securities laws. To the extent the Registrant’s directors, officers and controlling persons are indemnified under the provisions contained in the Registrant’s certificate of incorporation, the Registrant’s bylaws, Delaware law or contractual arrangements against liabilities arising under the Securities Act, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1	Chart Industries, Inc. 2024 Omnibus Equity Plan (incorporated by reference to Appendix B to Chart Industries, Inc.’s definitive proxy statement on Schedule 14A filed with the Commission on April 10, 2024 (File No. 001-11442))

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP

23.1*	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24*	Power of Attorney (included in the signature pages hereto)

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on July 16, 2026.

BAKER HUGHES COMPANY

By:	/s/ Fernando Contreras
Name	Fernando Contreras
Title:	Vice President, Chief Compliance Officer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, Georgia Magno, Fernando Contreras, and Mitchell Athey, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of July, 2026.

Signature	Title

/s/ Lorenzo Simonelli Lorenzo Simonelli	President, Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Ahmed Moghal Ahmed Moghal	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Rebecca Charlton Rebecca Charlton	Senior Vice President, Controller & Chief Accounting Officer (Principal Accounting Officer)

/s/ Abdulaziz M. Al Gudaimi Abdulaziz M. Al Gudaimi	Director

/s/ W. Geoffrey Beattie W. Geoffrey Beattie	Director

/s/ Gregory D. Brenneman Gregory D. Brenneman	Director

/s/ Cynthia B. Carroll Cynthia B. Carroll	Director

/s/ Michael R. Dumais Michael R. Dumais	Director

Signature	Title

/s/ Shirley A. Edwards Shirley A. Edwards	Director

/s/ Ilham Kadri	Director
Ilham Kadri

/s/ John G. Rice	Director
John G. Rice

/s/ Mohsen M. Sohi	Director
Mohsen M. Sohi